State of Delaware
                      Office of the Secretary of State
                      ________________________________

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE
CERTIFICATE OF DESIGNATION OF "PERMA-FIX ENVIRONMENTAL SERVICES, INC.," FILED IN THIS OFFICE OF THE TENTH DAY OF JULY, A.D. 1998, AT 12 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE
NEW CASTLE COUNTY RECORDER OF DEEDS.












                                       /s/ Edward J. Freel
                                       ___________________________________
                                       Edward J. Freel, Secretary of State

2249849 8100                           AUTHENTICATION:  9189453

981268436                              DATE:            07-10-98

                  CERTIFICATE OF DESIGNATIONS
                OF RIGHTS AND PREFERENCES OF THE
        SERIES 10 CLASS J CONVERTIBLE PREFERRED STOCK OF
             PERMA-FIX ENVIRONMENTAL SERVICES, INC.


We, being respectively the President and Secretary of Perma-Fix
Environmental Services, Inc. a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Corporation"), DO HEREBY CERTIFY:


FIRST:

That pursuant to authority expressly granted and vested in the Board of Directors of said Corporation under Section 151 of the Delaware General Corporation Law (the "GCL"), and the provisions of the Corporation's Restated Certificate of Incorporation, said Board of Directors, on June 30th, 1998 (the "Closing Date"), adopted the following resolution setting forth the designations, powers, preferences and rights of its Series 10 Class J Convertible Preferred Stock (the "Certificate of Designations").

RESOLVED: That the designations, powers, preferences and rights of the Series 10 Class J Convertible Preferred Stock be, and they hereby are, as set forth below:


1.   Number of Shares of Common Stock of Series 10 Class J
Convertible Preferred Stock

The Corporation hereby authorizes the issuance of 3,000 (three thousand,) shares of Series 10 Class J Convertible Preferred Stock par value $.001 per share (the "Preferred Stock"). This Preferred Stock shall pay an annual dividend based on a 365 day calendar year of 4% of the Liquidation Value (as defined in Section 3 hereof) ("Dividend Rate"), payable semiannually within ten (10) business days after each subsequent June 30th and December 31st (each a "Dividend Declaration Date"), and shall be payable in cash or shares of the Corporation's par value $.001 per share common stock (Common Stock) at the Corporation's option. The first Dividend Declaration Date shall be December 31st, 1998.

In the event that the Corporation elects to pay the accrued dividends due as of a Dividend Declaration Date on the outstanding shares of Preferred Stock in Common Stock of the Corporation, the Holder of each share of Preferred Stock shall receive that number of shares of Common Stock equal to the product of (a) the quotient of (i) the Dividend Rate divided by (ii) the average of' the closing bid quotation of the Corporation's Common Stock as reported on the National Association of Securities Dealers Automated Quotation system ("NASDAQ"), or if the Common Stock is not listed for trading on the NASDAQ but is listed for trading on a national

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
securities exchange, the average closing bid price of the Common Stock as quoted on such national exchange, for the five (5) trading days immediately prior to the Dividend Declaration Date (the "Stock Dividend Price"), times (b) a fraction, the numerator of which is the number of days elapsed during the period for which the dividend is to be paid, and the denominator of which is 365. Dividends on the Preferred Stock shall be cumulative, and no dividends or other distributions shall be paid or declared or set aside for payment on the Corporation's Common Stock until all accrued and unpaid dividends on all outstanding shares of Preferred Stock shall have been paid or declared and set aside for payment.

2.   Voting.

(a) Except as provided under Section 242 of the GCL, holders of Preferred Stock (the "Holders") shall not have the right to vote on any matter. Notwithstanding the provisions of Section 242 of the GCL or Section 4 hereof, the number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242 of the GCL.

3.   Liquidation.

In the event of a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the Holders of Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to holders of its capital stock, before any payment or distribution shall be made to holders of shares of Common Stock or any other class of stock ranking junior to the Preferred Stock, an amount per share of Preferred Stock equal to $1,000 (the "Liquidation Value") plus any accrued and unpaid dividends on the Preferred Stock. If upon such liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the Holders of Preferred Stock shall be insufficient to permit payment to the Holders of Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the Holders of Preferred Stock and shares of such other classes or series ranking on a parity with the shares of this Preferred Stock in proportion to the full distributable amounts for which holders of all such parity shares are entitled upon such distribution, liquidation, or winding up. Upon any such liquidation, dissolution or winding up of the Corporation, after the Holders of Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Preferred Stock and the Holders of the Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payments and the place

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
where said liquidation payments shall be payable, shall be given by mail, postage prepaid or by telex or facsimile to non-U.S. residents, not less than 10 days prior to the payment date stated therein, to the Holders of record of Preferred Stock, such notice to be addressed to each such Holder at its address as shown by the records of the Corporation. For purposes hereof the shares of Common Stock, shall rank on liquidation junior to the Preferred Stock.

4.   Restrictions.

The Corporation will not amend or modify the terms of its Restated Certificate of Incorporation so as to adversely alter or change the Preferred Stock at any time when shares of Preferred Stock are outstanding, without the approval of the Holders of at least a majority of the then outstanding shares of Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, except where the vote or written consent of the Holders of a greater number of shares of Common Stock of the Corporation is required by law or by the Corporation's Certificate of Incorporation, as amended.

5.   Optional Conversion.

The Holders of shares of Preferred Stock shall have the following conversion rights to convert the shares of Preferred Stock into shares of Common Stock of the Corporation:

(a) Conversion Dates, The Holder of any share or shares of Preferred Stock may convert cumulatively any of such Preferred
Stock at any time subsequent to 180 days after the Closing Date.

(b) Right to Convert; Conversion Price. Subject to the terms hereof, as used herein, the term Conversion Price per outstanding share of Preferred Stock shall be One Dollar and 875/1000 ($1.875); except that after the expiration of one hundred and eighty (180) days after the Closing Date if the average of the closing bid price per share of Common Stock quoted on the NASDAQ (or the closing bid price of the Common Stock as quoted on the national securities exchange if the Common Stock is not listed for trading on the NASDAQ but is listed for trading on a national securities exchange) for the five (5) trading days immediately prior to the particular date of each Conversion Notice (as defined below) is less than Two Dollars and 34/100 ($2.34), then the Conversion Price for that particular conversion shall be eighty percent (80%) of the average of the closing bid price of the Common Stock on the NASDAQ (or if the Common Stock is not listed for trading on the NASDAQ but is listed for trading on a national securities exchange then eighty percent (80%) of the average of the closing bid price of the Common Stock on the national securities exchange) for the five (5) trading days immediately prior to the particular date of the Conversion Notice. If any of the outstanding shares of Preferred Stock are converted, in whole or in part, into Common Stock pursuant to the terms of this Section 5(b), the number of shares of whole Common Stock to be issued to the Holder as a result of such conversion

     ;3
shall be determined by dividing (a) the aggregate Stated Value of the Preferred Stock so surrendered for conversion by (b) the Conversion Price in effect on the date of that particular Conversion Notice relating to such conversion. At the time of conversion of shares of the Preferred Stock, the Corporation shall pay in cash to the holder thereof an amount equal to all unpaid and accrued dividends, if any, accrued thereon on the shares of Preferred so converted to the date of the Conversion Notice relating to such conversion, or, at the Corporation's option, in lieu of paying cash for the accrued and unpaid dividends, issue that number of shares of whole Common Stock which is equal to the quotient of the amount of such unpaid and accrued dividends to the date of the Conversion Notice relating to such conversion of the shares of Preferred Stock so converted divided by the Stock Dividend Price, in effect at the date of the Conversion Notice relating to such conversion.

(c) Conversion Notice. The right of conversion shall be exercised by the Holder thereof by telecopying or faxing an executed and completed written notice signed by an authorized representative of the Holder, ("Conversion Notice") to the Corporation that the Holder elects to convert a specified number of shares of Preferred Stock representing a specified Stated Value thereof into shares of Common Stock and by delivering by express courier the certificate or certificates of Preferred Stock being converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holders of the Preferred Stock). The business date indicated on a Conversion Notice which is telecopied to and received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Conversion Notice shall include therein the Stated Value of shares of Preferred Stock to be converted, and a calculation (a) of the Stock Dividend Price,
(b) the Conversion Price, and (c) the number of Shares of Common Stock to be issued in connection with such conversion. The Corporation shall have the right to review the calculations included in the Conversion Notice, and shall provide notice of any discrepancy or dispute therewith within three (3) business days of the receipt thereof. The Holder shall deliver to the Corporation an original Conversion Notice and the original Preferred to be converted within three (3) business days from the date of the Conversion Notice.

(d)  Issuance of Certificates - Time Conversion Effected.
Promptly, but in no event more than six (6) business days, after the receipt by facsimile of the Conversion Notice referred to in Subparagraph (5)(c); and provided within the six (6) business days the Corporation receives the certificate or certificates for the shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in the name of the Holder, a certificate or certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock are converted. Such conversion shall be deemed to have been effected as of the close of business on the date on which the telecopy or facsimile Conversion Notice shall have been received by the Corporation, and the rights of the Holder of such share or shares of Preferred Stock shall cease, at such time, and the Holder or Holders shall be deemed to have become the Holder or Holders of record of the shares of Common Stock represented thereby.


      ;4

In the event that the shares of Common Stock issuable upon conversion of the Preferred, is not delivered within six (6) business days of the date the Company receives the Conversion Notice, the Company shall pay to the Buyer, by wire transfer, as liquidated damages for such failure and not as a penalty, for each $100,000 of Preferred sought to be converted, $500 for each of the first five (5) calendar days and $1,000 per calendar day thereafter that the shares of Common Stock are not delivered, which liquidated damages shall begin to run from the seventh (7th) business day after the Conversion Date. Any and all payments required pursuant to this paragraph shall be payable only in cash. Notwithstanding the above, liquidated damages shall not exceed $2,000.00 per day. In addition to the liquidated damages set forth herein, in the event the Company fails to deliver the shares of Common Stock within six (6) business days after the Conversion date, the Company agrees to issue the larger number of shares of Common Stock derived from (i) the original Conversion Notice, or (ii) utilizing the five lowest closing bid prices of the Company's shares of Common Stock beginning on the Conversion Date and ending on the day the shares of Common Stock are delivered. The Company understands that a delay in the issuance of the shares of Common Stock could result in economic loss to the Holder. Nothing contained herein, or in the Preferred shall limit the Holder's rights to pursue actual damages for the Company's failure to issue and deliver shares of Common Stock to the Holder in accordance with the terms of the Certificate of Designations, and this Agreement.

(e) Fractional Shares of Common Stock. No fractional shares of Common Stock shall be issued upon conversion of any Preferred Stock into shares of Common Stock. All fractional shares of Common Stock shall be aggregated and then rounded down to the nearest whole share of Common Stock. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to Subparagraph 5(b) exceeds the number of shares of Common Stock converted, the Corporation shall, upon such conversion, execute and deliver to the Holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(f) Merger or Consolidation. In case of either (a) any merger or consolidation to which the Corporation is a party (collectively, the "Merger"), other than a Merger in which the Corporation is the surviving or continuing corporation, or (b) any sale or conveyance to another corporation of all, or substantially all, of the assets of the Corporation (collectively, the "Sale"), and such Merger or Sale becomes effective (x) while any shares of Preferred Stock are outstanding and prior to the date that the Corporation's Registration Statement covering all the shares of Common Stock issuable upon the conversion of the Preferred Stock is declared effective by the U.S. Securities and Exchange Commission ("Commission"), the Corporation or such successor corporation as the case may be, shall make appropriate provision so that the Holder of each share of Preferred Stock then outstanding shall have the right to convert such share of Preferred Stock into the kind and amount of shares of stock or other securities and property receivable upon such Merger or Sale by a holder of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted into immediately prior to such Merger or

     ;5

Sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.

In the event of a Merger or Sale, where the Corporation is not the surviving Corporation, the Holder shall have the right to redeem all of the outstanding shares of Preferred Stock at 120% of the Liquidation Value of each share of Preferred Stock then outstanding plus all accrued and unpaid dividends (the "Redemption Amount"). The Corporation shall pay this Redemption Amount in cash within ten
(10) business days of receipt by the Corporation of notice from the Holder, and receipt by the Corporation of all outstanding shares of Preferred Stock duly endorsed by the Holder to the Corporation.

(g) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Corporation at any time or from time to time while shares of Preferred Stock are issued and outstanding shall declare or pay, any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(h) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of Common Stock of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of Common Stock provided for in Section 5(g) hereof), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders of Preferred Stock would otherwise have been entitled to receive, a number of shares of Common Stock of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

6.   Assignment.

Subject to all applicable restrictions on transfer, the rights and obligations of the Corporation and the Holder of the Preferred Stock shall be binding upon and benefit the successors, assigns, heirs, administrators, and transferees of the parties.


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
7.    Shares of Common Stock to be Reserved.

The Corporation, upon the effective date of this Certificate of Designations, has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of Preferred Stock, pursuant to the terms and conditions set forth in Section 5, and exercise of the Warrants as defined in Section 11. The Corporation will at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock, and exercise of the Warrants, as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock, and exercise of the Warrants. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued, fully paid and non assessable. The Corporation will take such action as may be required, if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Preferred Stock, and exercise of the Warrants would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation, as amended, or would exceed 19.99% of the shares of Common Stock then outstanding if required by law or the Rules and Regulations of NASDAQ or the National Securities Exchange applicable to the Corporation to take such action as a result of exceeding such 19.99%, in order to increase the number of shares of Common Stock to permit the Corporation to issue the number of shares of Common Stock required to effect conversion of the Preferred, and exercise of the Warrants, to a number sufficient to permit conversion of the Preferred Stock, and exercise of the Warrants, including, without limitation, engaging in reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Restated Certificate of Incorporation, and to obtain shareholders approval in order to effect conversion of the Preferred Stock, and exercise of the Warrants, if required by law or the rules or regulations of the NASDAQ or National Securities Exchange applicable to the Corporation.

7(a) Shareholder Approval. In connection with the issuance to the Holder of the shares of Preferred Stock, pursuant to this Certificate of Designations, the Corporation is also issuing (i) certain warrants ("RBB Warrants") to the Holder pursuant to the terms of that certain Private Securities Subscription Agreement dated June 30th, 1998 (the "Agreement"), providing for the purchase of up to 150,000 shares of Common Stock at an exercise price of $2.50 per share and (ii) certain warrants (collectively, the "Liviakis Warrants") to Liviakis Financial Communication, Inc. ("Liviakis") and Robert B. Prag providing for the purchase of up to an aggregate of 2,500,000 shares of Common Stock at an exercise price of $1.875 per share pursuant to the terms of that Placement and Consulting Agreement dated June 30th, 1998, between Liviakis and the Corporation.

If (i) the aggregate number of shares of Common Stock issued by the Corporation as a result of any or all of the following: (a) conversion of the Preferred Stock, (b) payment of dividends accrued on the Preferred Stock (c) exercise of the RBB Warrants, and (d) exercise of the Liviakis Warrants exceeds 2,388,347 shares of Common Stock (which equals 19.9% of the outstanding shares of

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
Common Stock of the Corporation as of the date of this Certificate of Designations) and (ii) the Holder has converted or elects to convert any of the then outstanding shares of Preferred Stock pursuant to the terms of this Section 5 at a Conversion Price less than $1.875 ($1.875 the market value per share of Common Stock as quoted on the NASDAQ as of the close of business on June 30th,
1998) pursuant to the terms of Section 5(b) hereof, other than if the Conversion Price is less than $1.875 solely as a result of the anti-dilution provisions of Section 5(g) and (h) hereof, then, notwithstanding anything in Section 5 to the contrary, the Corporation shall not issue any shares of Common Stock as a result of receipt of a Conversion Notice unless and until the Corporation shall have obtained approval of its shareholders entitled to vote on the transactions in accordance with subparagraphs (25)(H)(i)d,
(iv) and (v) of Rule 4310 of the NASDAQ Marketplace Rules ("Shareholder Approval").

If Shareholder Approval is required as set forth in the above paragraph, the Corporation shall take all necessary steps to obtain such Shareholder Approval upon receipt of the Conversion Notice triggering the need for Shareholder Approval ("Current Conversion Notice"). If the Corporation has not received from the Holder a Current Conversion Notice, the Holder, subsequent to January 1st, 1999 may, if the Corporation's shares of Common Stock trade, subsequent to January 1st, 1999, at a five (5) day average closing bid price below Two Dollars and 34/00 ($2.34), upon written notice to the Corporation, require the Corporation to obtain Shareholder Approval ("Holder's Notice"). The Holder and the Corporation's officers and directors covenant to vote all shares of Common Stock over which they have voting control in favour of Shareholder Approval. If the Corporation does not obtain Shareholder Approval within ninety (90) days of the earlier of the Corporation's receipt of (i) the Current Conversion Notice or (ii) the Holder's Notice, and the Holder has not breached its covenant to vote all shares of Common Stock over which they have voting control in favour of Shareholder Approval, the Corporation shall pay in cash to the Holder liquidated damages, in an amount of 4% per month of the Liquidation Value of each share of Preferred Stock then outstanding, commencing on the 91st day of the Corporation's receipt of the Holder's Current Conversion Notice, and continuing every thirty (30) days pro-rata until such time the Corporation receives Shareholder Approval.

8.   No Reissuance of Series 10 Class J Convertible Preferred
Stock.

Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall be retired and shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred stock hereafter created.

9.   Closing of Books.

The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common
Stock issued or issuable upon the conversion of any shares of

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
Common Stock of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

10.  No Preemptive Rights.

The Preferred Stock shall not give its holders any preemptive rights to acquire any other securities issued by the Corporation at any time in the future.

11.  Definition of Shares.

As used in this Certificate of Designations, the term "shares of Common Stock" shall mean and include the Corporation's authorized common stock, par value $.001, as constituted on the date of filing of these terms of the Preferred Stock, or in case of any reorganization, reclassification, or stock split of the outstanding shares of Common Stock thereof, the stock, securities or assets provided for hereof. The term "Warrants" as used herein shall have the same meaning as defined in Section 1 of the Private Securities Subscription Agreement, dated June 30th 1998, between the Company and RBB Bank Aktiengesellschaft.

The said determination of the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Preferred Stock was duly made by the Board of Directors pursuant to the provisions of the Corporation's Restated
Certificate of Incorporation and in accordance with the provisions of the Delaware General Corporation Law.

IN WITNESS HEREOF, this Certificate of Designations has been signed by:

Dr. Louis F. Centofanti, President on this 30th day of June,
1998.

  /s/ Louis Centofanti
__________________________________________________
President,  Perma-Fix Environmental Services, Inc.

Richard Kelecy, Secretary on this 30th day of June, 1998

  /s/ Richard T. Kelecy
_________________________________________________
Secretary,  Perma-Fix Environmental Services, Inc.